Exhibit 99.1

ICF International Reports Third Quarter Results

Core Business Revenue Increased 44.2 Percent

Organic Growth Rate at 14.1 Percent

Fully Diluted EPS Reached $0.32

Record Core Business Sales of $454 Million

FOR IMMEDIATE RELEASE

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, VA, November 5, 2009—ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology to government and commercial clients, reported results for the third quarter ended September 30, 2009.

Third Quarter Results and Highlights

For the third quarter, core business revenue inclusive of the Macro International Inc. acquisition increased 44.2 percent to $167.1 million from the $115.9 million reported for last year’s third quarter. Total revenue for the 2009 third quarter was the same as core business revenue because The Road Home contract was successfully completed on schedule in June 2009. In last year’s third quarter, total revenue was $176.3 million, which included $60.4 million in The Road Home contract revenue.

Net income for the third quarter was $5.1 million, or $0.32 per diluted share, including non-cash compensation expense of $1.9 million. Net income benefited from the true-up of prior year tax returns and favorable one-time tax benefits, which reduced the effective tax rate to 35.4 percent. For the 2008 third quarter, ICF reported net income of $6.9 million, or $0.45 per diluted share, which included non-cash compensation expense of $1.5 million. The fully diluted weighted-average number of shares outstanding for the 2009 third quarter was 15.8 million compared to 15.3 million in last year’s third quarter. Third quarter 2009 EBITDA1 was $15.0 million, representing an EBITDA margin of 9.0 percent.

“We experienced significant year-over-year core business revenue growth in each of our major markets in the third quarter: Energy, Environment, and Infrastructure; Health, Human Services, and Social Programs; and Homeland Security and Defense. Organic growth was 14.1 percent, an increase of almost 5 percentage points from the prior quarter’s 9.2 percent, reflecting the overall strength of our federal business and energy efficiency programs, and a pickup in demand for our commercial transportation business,” noted Sudhakar Kesavan, ICF’s Chairman and Chief Executive Officer.

“This was an exceptional sales quarter for ICF, representing a record period for core business wins. We had important contract awards in priority areas such as energy efficiency, health and education, broadband, and housing,” Mr. Kesavan said.

[1]	EBITDA is a Non-GAAP measurement, which adds depreciation and amortization to operating income to derive EBITDA.

Backlog and New Business Awards

Backlog was $1.4 billion at the end of the 2009 third quarter, up from $1.2 billion at the end of the prior quarter. Funded backlog was $556 million, or 38.8 percent of the total.

The total value of contracts awarded in the third quarter of 2009 was $454 million.

Key contracts won in the third quarter included:

•

Energy Efficiency—Three new, three-year contracts valued at more than $41 million with U.S. based utilities to develop and implement energy efficiency programs for residential, commercial, and small business customers.

•

Health Services—Four contracts and task orders valued at more than $44 million with the U.S. Department of Health and Human Services’ Substance Abuse and Mental Health Services Administration (SAMHSA) supporting health communications, programs for people in times of crisis, and underage drinking prevention initiatives. In supporting these programs, ICF will work with SAMHSA’s Center for Substance Abuse Prevention and the Center for Mental Health Services.

•

Head Start—Two new contracts and two re-compete contracts valued at more than $47 million with the U.S. Department of Health and Human Services (HHS), Administration for Children and Families (ACF), Office of Head Start. ICF will assist with training and technical consulting assistance, conference facilitation and collaboration, and program management services.

•

Broadband—A new, multi-year contract valued at up to $27 million, plus an $8 million contract addition, with the U.S. Department of Agriculture Rural Development, Rural Utilities Service (RUS) to support the RUS Broadband Initiatives Program. ICF will assist with program administration, application processing, post-award monitoring, program reporting, communications and outreach, and technical assistance.

•

Community Development—A new three-year grant valued at more than $13 million with the Department of Housing and Urban Development (HUD) to provide technical assistance to state and local governments in addressing their inventory of foreclosed properties under HUD’s Neighborhood Stabilization Program.

•

Homeland Security—A new, five-year Blanket Purchase Agreement contract valued at more than $15 million with the Department of Homeland Security to provide technical and administrative support services to conduct alternating annual surveys in support of the U.S. Coast Guard Office of Boating Safety. The overall goal is to collect detailed information that will allow analysts to target safety programs and initiatives to specific segments of the boating community.

•

Defense Behavioral Research—A new, three-year, multiple-award contract, with a ceiling of approximately $60 million, by the U.S. Army Research Institute (ARI). Through this new, indefinite delivery/indefinite quantity (ID/IQ) agreement, ICF will conduct research and analyses, attitude and opinion surveys, and studies associated with manpower, personnel, organizational, and leader development in support of the ARI.

Summary and Outlook

“This quarter was another strong one for ICF, demonstrating our ability to achieve significant organic growth and generate consistent, solid profitability,” noted Mr. Kesavan. “We continue to benefit from our recognized domain expertise in high priority issues facing government and commercial clients, and to succeed in leveraging this expertise to win larger implementation projects.”

“For the fourth quarter, we expect our positive momentum to continue and to report core business revenues in the range of $165 million to $170 million, and earnings per diluted share of $0.30 to $0.33, based on approximately 16.0 million shares outstanding and an effective tax rate of 41.5 percent,” Mr. Kesavan said. “We therefore expect fiscal year 2009 revenues of $665 million to $670 million, and earnings per diluted share of $1.33 to $1.36, based on approximately 15.8 million weighted-average number of shares outstanding and an effective tax rate of 39.1 percent.”

“Looking ahead to 2010, we are confident about our business prospects and our ability to build upon our leadership positions in high-growth markets. Based on current backlog levels and our existing portfolio of business, our preliminary indications for fiscal year 2010 are revenues of $715 million to $750 million compared to $605 million to $610 million in core business revenues in 2009. We expect organic growth of 11 percent to 16 percent and EBITDA margin of 9 percent to 10 percent,” concluded Mr. Kesavan.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, climate change, environment, transportation, social programs, health, defense, and emergency management markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Gross Revenue	$167,071	$176,281	$500,338	$535,493
Direct Costs	101,610	115,421	304,758	355,138
Operating costs and expenses:
Indirect and selling expenses	50,430	44,251	151,417	128,344
Depreciation and amortization	2,550	1,706	6,608	3,891
Amortization of intangible assets	3,159	2,241	8,066	6,442

Total operating costs and expenses	56,139	48,198	166,091	138,677

Operating Income	9,322	12,662	29,489	41,678
Interest expense	(1,471)	(785)	(3,707)	(3,032)
Other income (expense)	65	67	425	15

Income before taxes	7,916	11,944	26,207	38,661
Provision for income taxes	2,800	5,076	10,040	16,080

Net income	$5,116	$6,868	$16,167	$22,581

Earnings per Share:
Basic	$0.33	$0.47	$1.06	$1.55

Diluted	$0.32	$0.45	$1.03	$1.48

Weighted-average Shares:
Basic	15,299	14,631	15,187	14,570

Diluted	15,844	15,283	15,708	15,209

	Three months ended September 30		Nine months ended September 30
	2009	2008	2009	2008
Reconciliation of Operating Income to EBITDA
Operating Income	$9,322	$12,662	$29,489	$41,678
Depreciation and Amortization	5,709	3,947	14,674	10,333

EBITDA	$15,031	$16,609	$44,163	$52,011

	9.0%	9.4%	8.8%	9.7%

ICF International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$9,250	$1,536
Contract receivables, net	167,104	150,778
Prepaid expenses and other	6,996	4,507
Income tax receivable	5,017	3,530
Restricted cash	—	2,180
Deferred income taxes	4,995	4,186

Total current assets	193,362	166,717

Total property and equipment, net	23,563	13,373
Other assets:
Goodwill	301,832	198,724
Other intangible assets, net	34,150	16,844
Restricted cash	2,104	2,078
Other assets	6,804	3,281

Total assets	$561,815	$401,017

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$25,391	$27,740
Accrued expenses	25,204	35,295
Accrued salaries and benefits	37,127	27,405
Deferred revenue	16,347	12,352

Total current liabilities	104,069	102,792

Long-term liabilities:
Long-term debt	210,000	80,000
Deferred rent	2,109	2,361
Deferred income taxes	13,227	10,849
Other	4,563	2,098

Total Liabilities	333,968	198,100
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 15,497,065 and 15,188,320 issued; and 15,448,464 and 15,106,522 outstanding as of September 30, 2009, and December 31, 2008, respectively	15	15
Additional paid-in capital	129,202	120,550
Treasury stock, at cost	(1,395)	(1,474)
Accumulated other comprehensive income	(252)	(272)
Stockholder notes receivable	—	(12)
Retained earnings	100,277	84,110

Total stockholders’ equity	227,847	202,917

Total liabilities and stockholders’ equity	$561,815	$401,017

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities
Net income	$16,167	$22,581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,674	10,333
Non-cash compensation	5,680	4,827
(Gain) loss on disposal of fixed assets	(7)	122
Deferred income taxes	1,569	(4,736)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	18,453	51,932
Prepaid expenses and other	(2,797)	327
Accounts payable	(5,685)	(55,083)
Accrued expenses	(14,580)	(7,685)
Accrued salaries and benefits	2,379	543
Deferred revenue	1,421	(3,887)
Income tax receivable	(1,082)	36
Deferred rent	26	569
Other liabilities	(159)	(3,738)

Net cash provided by operating activities	36,059	16,141

Cash flows from investing activities
Capital expenditures	(5,717)	(9,257)
Capitalized software development costs	(333)	(245)
Payments for business acquisitions, net of cash acquired	(156,902)	(51,334)

Net cash used in investing activities	(162,952)	(60,836)

Cash flows from financing activities
Advances from working capital facilities	254,404	227,878
Payments on working capital facilities	(124,404)	(185,265)
Restricted cash	2,154	1,024
Debt issue costs	(630)	(1,311)
Proceeds from exercise of options	2,484	1,200
Tax benefits of stock option exercises	2,380	2,047
Net payments for stockholder issuances and buybacks	(1,801)	(676)

Net cash provided by financing activities	134,587	44,897
Effect of Exchange Rate on Cash	20	(236)

Net increase (decrease) in cash and cash equivalents	7,714	(34)
Cash and cash equivalents, beginning of period	1,536	2,733

Cash and cash equivalents, end of period	$9,250	$2,699

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$3,710	$2,714

Income taxes	$7,367	$20,694